Exhibit 16

                             Richard M. Prinzi, Jr.
                           Certified Public Accountant
                                 8403 7th Avenue
                            Brooklyn, New York 11228
                                 (718) 748-2300

Securities and Exchange Commission
Washington, D.C. 20549

Gentleman:

I was previously the principal accountant for Clixtix, Inc. and its subsidiary (collectively the "Company") and on November 10, 2003, I reported on the condensed consolidated financial statements of the Company for the three months ended September 30, 2003.

Effective April 27, 2004, I resigned from this account due to my decision to no longer provide audit services to any SEC regulated clients.

I confirm that I have not had any disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Very truly yours,


/s/ "Richard M. Prinzi, Jr."
Richard M. Prinzi, Jr. CPA
Brooklyn, New York
April 29, 2004